SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant / /
    Filed by a Party other than the Registrant /X/

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / /  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / / Soliciting Material Pursuant to Rule 14a-11(c) or or Rule 14a-12

                            WESTERN RESOURCES, INC.
-----------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                            WESTERN RESOURCES, INC.
-----------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(I)(1), or 14a-6(I)(2)
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(I)(3)
/ /  Fee computed  on   table  below   per  Exchange   Act  Rules  14a-6(I)(4)
     and 0-11

     1) Title of each class of securities to which transaction applies:
-----------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
-----------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*
-----------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
-----------------------------------------------------------------
Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:
        ------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------

/x/  Filing fee paid with preliminary filing.

<page1>
The following brochure was mailed to shareowners on or about June 24, 1998:

Building the Best

[logo] Western Resources

A Guide to the Agreement Between Western Resources and Kansas City Power and
Light
<page2>

Dear Western Resources Shareowner:


On March 19, 1998, Western Resources announced an innovative restructuring of our agreement with Kansas City Power & Light.


You may recall that in early 1997, we had reached an agreement to merge with KCPL. We proceeded with plans for the merger until the marketplace around us changed. We believe that the growing recognition of Western Resources strategic direction was a factor in that change, leading to growth in our stock price. One result of that change was that the agreement we had reached with KCPL was no longer fair to you, our shareowners.


Instead of walking away entirely, leaders of the two companies looked for a solution, believing more than ever in the value of this combination.


What emerged in March was very consistent with the way Western Resources has kept its significant investment in the natural gas industry with ONEOK, and with the way we have grown our investment in the second largest monitored security company in the United States with Protection One.


We believe that, with this agreement, we are better positioned to thrive in the changing marketplace.


We invite you to read this booklet and the other proxy materials you've been sent. Learn more about this combination and how it affects your investment in Western Resources. If you have questions, call our proxy solicitor, Georgeson & Company, at 1-800-223-2064.


We strongly urge you to support this combination through your proxy. Let's continue working together to create a dynamic future for Western Resources.


 Sincerely,



John E. Hayes, Jr.

Chairman and Chief
Executive Officer
<page3>

What changes in the new Western Resources/KCPL agreement?

Western Resources will bring its electric operations of KPL and KGE together with the electric operations of Kansas City Power & Light (KCPL). The new electric company will be called Westar Energy.

The transaction is expected to close in 1999.

Western Resources will own 80.1 percent of Westar Energy.  The remaining
19.9 percent of the new company will be owned by KCPL shareowners, who will receive one share of Westar Energy for each KCPL share they own.


The 19.9 percent owned by KCPL shareowners at the time of creation of Westar Energy will be publicly traded on the New York Stock Exchange. We and KCPL estimate that each Westar Energy common share will have an initial value of $10 and $12 per share.*


KCPL shareowners also will receive $23.50 worth of Western Resources common stock per KCPL share,** subject to a collar mechanism.


Western Resources will acquire 100 percent of KLT, Inc., KCPL's unregulated businesses, which will join Western Resources international and other unregulated operations.


The transaction is expected to close in 1999, pending approvals.


*  **  See back cover
<page4>

What else do I need to know about this new company?

Westar Energy will be a "pure-play" electric utility which means it will focus exclusively on the energy business and its growth. Westar Energy will have a dividend policy consistent with an electric utility company.


Westar Energy will have a 10-member board, with six positions appointed by Western Resources and four positions appointed from KCPL's current board.


John E. Hayes, Jr., chairman and CEO of Western Resources, will serve as chairman of Westar Energy. Drue Jennings, the chairman, president and chief executive officer of KCPL, will serve as the chief executive officer of Westar Energy.


KCPL, KGE and KPL will continue to serve as operating units of Westar
Energy.

There will be no layoffs as a result of this transaction.

Westar Energy will have assets of about $8.2 billion and 8,000 megawatts of electric generation resources.

Westar Energy will have more than one million electric customers.

Westar Energy will have its headquarters in Kansas City, Missouri, while its customer service operations will be headquartered in Wichita, Kansas, and its field operations will be headquartered in Topeka, Kansas.
<page5>

How does this transaction affect my Western Resources investment?

Western Resources shareowners will continue to own the same number of shares they now own, representing approximately 65 percent. KCPL shareowners will own approximately 35 percent of the outstanding shares of Western Resources.


Three members of the KCPL board will join the Western Resources board.


This transaction will not affect the annualized Western Resources dividend of $2.14 for this year.


Western Resources will own approximately:

* 80.1 percent of Westar Energy, the new company created by this combina-tion with KCPL;

* 84 percent of Protection One, the second-largest monitored security company in the United States with more than 1.3 million customers in 48 states; and

* 45 percent of ONEOK, Inc., the eighth-largest natural gas distribution company in the nation.


In addition, Western Resources owns other unregulated businesses, such as:

*    The Wing Group, a premier developer of international power projects;

*    Westar Communications, a paging service in Kansas;

* Westar Capital, a wholly owned subsidiary that holds Western Resources non-operating interests in other companies, including Hanover
     Compressor, a leading provider of natural gas compression rental equipment and Onsite Business Services, an energy consulting firm.

Western Resources shareowners will continue to own the same number of shares they now own.

Western Resources will acquire 100% of KLT, Inc., which holds KCPL's unregulated investments. These include investments in affordable housing, gas and oil exploration, energy services, telecommunications, economic development, and power projects.

Western Resources will continue to be headquartered in Topeka, Kansas.
<page6>

What will Western Resources look like after this transaction closes?

                         Western Resources

        84% of Protection One                  80.1% of Westar Energy
        Monitored Security                     Electricity
        (Second-largest in USA)                ($8.2 billion in assets)

        45% of ONEOK                           The WING Group
        Natural Gas                            International Power Development
        (Eighth-largest in USA)

                          Other Unregulated Businesses
<page7>

What do I need to do to support the board's recommendation?


Vote FOR this combination and send in your proxy card today.


Western Resources board of directors has unanimously endorsed this agreement and urges shareowners to vote FOR all proposals on their proxy card and send it in quickly.


Your vote FOR all three proposals on the proxy card is needed to complete the KCPL transaction as planned.


For more information, contact our proxy solicitor, Georgeson & Company, at 1-800-223-2064.
<page8>

* Estimated values of Westar Energy common stock is based on analysis by KCPL and Western Resources assuming an expected initial dividend for the first year of operation of Westar Energy of $0.72 and a normal electric utility payout ratio of approximately 85 percent. The actual dividend policy of Westar Energy will be dependent upon numerous factors, including current economic conditions, earnings and profitability.
     Based on current market conditions and comparable publicly traded electric utilities' dividend yields and price-to-earnings ratio, KCPL and Western Resources calculated an estimated value range of $10.00 to $12.00 per share of Westar Energy common stock, based upon a range of dividend yields above and below 6.5 percent and a range of price-to-earning ratios above and below 13.0x earnings.
     The estimated value per share of Westar Energy common stock is based upon an estimated aggregate enterprise valuation range for Westar Energy. There can be no assurance, however, as to the actual prices at which such Westar Energy common stock will trade once listed on the NYSE. Actual prices could be significantly higher or lower than the estimated range.


** Value of Western Resources common stock is based on Western Resources common stock closing price of $39.00 on June 18, 1998.

Western Resources
P.O. Box 889
Topeka, Kansas 66601-0889
http://www.wstnres.com

Printed on recycled paper
<page9>